Exhibit 99.1

Smithfield Foods Reports Record Earnings For Fiscal 2005

Smithfield, Virginia (June 3, 2005)—Smithfield Foods, Inc. (NYSE: SFD) today announced record fourth quarter operating results and record net income for its fiscal year ended May 1. Net income for the fourth quarter was $85.4 million or $.76 per diluted share, versus income from continuing operations last year of $71.1 million, or $.63 per diluted share. Sales in the fourth quarter were $2.9 billion compared to $2.5 billion in the prior year.

Fourth quarter earnings include $4.4 million, or $.03 per diluted share, received in a legal settlement. Including the gain on sale of Schneider Corporation and earnings from discontinued operations, last year’s fourth quarter was $122.7 million, or $1.09 per diluted share.

Following are the company’s sales and operating profit by segment:

(in millions)	13 Weeks Ended May 1, 2005	13 Weeks Ended May 2, 2004	52 Weeks Ended May 1, 2005	53 Weeks Ended May 2, 2004
Sales
Pork	$1,926.5	$1,722.0	$7,636.5	$5,856.4
Beef	607.1	526.2	2,280.6	2,391.6
International	297.9	172.9	1,022.3	663.7
Hog Production	514.3	461.5	2,112.4	1,441.3
Other	31.0	34.3	141.7	116.7

	3,376.8	2,916.9	13,193.5	10,469.7
Intersegment	(453.5)	(394.9)	(1,839.3)	(1,202.7)

Total Sales	$2,923.3	$2,522.0	$11,354.2	$9,267.0

Operating Profit
Pork	$54.1	$84.1	$165.6	$208.6
Beef	(1.9)	3.2	(8.9)	82.6
International	(0.6)	3.1	11.7	11.3
Hog Production	138.0	72.0	480.9	125.7
Other	7.5	7.4	28.1	11.2
Corporate	(29.4)	(27.4)	(95.4)	(71.3)

Total Operating Profit	$167.7	$142.4	$582.0	$368.1

Beginning with the fourth quarter of fiscal 2005 the company changed is reporting segments. Smithfield’s international meat processing operations now are reported separately as the International segment. The Other segment now includes primarily the company’s turkey operations. The company’s international hog production operations continue to be reported in the Hog Production segment.

Fourth Quarter Results

Smithfield’s vertically integrated pork operations enabled the company to report record fourth quarter operating earnings in spite of a weak fresh pork environment and an unprofitable beef segment. In the quarter, the company’s hog production operations benefited from a strong live hog market that averaged $51 per hundred weight. Raising costs were down from the prior year and the previous quarter, reflecting lower grain costs and increased efficiencies. In the pork segment, despite strong demand from export markets, fresh pork margins were depressed by high raw material costs. The beef segment experienced a modest loss as industry conditions remained depressed.

Pork exports rose 30 percent above a strong quarter last year. Fresh pork volume grew only one percent, as more fresh meats were converted to value-added products. Case-ready pork volume increased 32 percent. Processed meats volume grew four percent, reflecting increased capacity, strong demand and market share increases. Key product categories, including pre-cooked ribs, hot dogs and dry sausage, grew at double-digit rates. Important share gains were achieved in bacon, hot dogs and dinner sausage. Bacon, an important strategic product focus, recorded strong growth, as sliced bacon rose seven percent and pre-cooked bacon surged 41 percent. Processed meats margins improved somewhat in spite of higher raw material costs.

Beef volume declined three percent versus the same period last year. The industry continued to experience weak demand while closed export markets, tight cattle supplies and high cattle costs exerted pressure on margins.

Because of recent acquisitions, international fresh pork and processed meats volumes were well above a year ago. The international segment reported a small loss, however, due to sharply higher raw material costs and unfavorable export conditions for the company’s Polish operations.

Full Year Results

For fiscal 2005 the company reported record results with net income of $296.2 million, or $2.64 per diluted share, compared to income from continuing operations of $162.7 million, or $1.46 per diluted share. Including a $49 million gain on sale and the results of operations of Schneider last year, net income was $227.1 million, or $2.03 per diluted share. Fiscal 2005 sales were $11.4 billion, compared to $9.3 billion a year ago. Fiscal 2004 included 53 weeks while the current year is a 52-week period.

Capitalizing on a 29 percent increase in live hog prices year over year, the Hog Production segment recorded earnings well above a year ago. For the full year, raising costs were slightly higher than fiscal 2004 due to higher grain costs during the first half.

In the pork segment, higher raw material costs depressed margins. Fresh meat volume increased 14 percent with the full year contribution of Farmland Foods. Excluding the incremental volumes of Farmland and the impact of the additional week last year, fresh meat volumes were up one percent. Processed meats volumes also increased 14 percent for the year or three percent after adjusting for the incremental Farmland volumes and the additional week.

Export demand was strong throughout the year, with volume growing 30 percent. Case-ready pork volume increased 34 percent, excluding Farmland. In further processed meats, the company saw strong growth in its pre-cooked bacon, pre-cooked entrees and dry sausage. The bacon strategy the company launched a year ago is proceeding well, expanding capacity by more than 12 percent in this fiscal year. Smithfield Deli Group, formed in 2002, continued to grow several times faster than the industry with strong performances in both branded and private label products. The deli group’s pre-cooked segment volume also experienced double-digit growth.

Smithfield’s beef segment reported a modest loss for fiscal 2005, as volume declined 10 percent and unsatisfactory industry conditions continued throughout the year. International earnings improved slightly while operating profit in the turkey operations in the other segment more than doubled.

New Share Repurchase Authorization Approved

The Smithfield Foods board of directors has approved a new two million share repurchase program. Under this program, the company intends to purchase its outstanding common shares from time to time in the open market or through privately negotiated transactions, subject to market conditions. Including the new program, Smithfield currently has an authorization to purchase 2.9 million shares. The company purchased 100,000 shares in the fourth quarter and has purchased 230,000 shares since its fiscal year-end. The company did not purchase shares during the first three quarters of fiscal 2005.

“The new share repurchase authorization is evidence of our confidence in the future,” said Joseph W. Luter, III, chairman and chief executive officer of Smithfield. “Our outlook is extremely positive.”

Mr. Luter noted that Smithfield achieved record results in a year in which the company’s beef operations were not profitable. “The substantial investments we have made to become vertically integrated have paid big dividends. Through our vertical integration strategy, our pork processing and hog production operations combined to deliver an outstanding year,” said Mr. Luter.

“Importantly, we made substantial progress in our continuing priority of improving and growing the value-added pork segment. We have invested to add considerable processed meats capacity,” Mr. Luter said. “Our emphasis on deli and case-ready also is paying off. As raw material prices decline somewhat, we will be positioned for significant earnings growth in this sector.”

Having recently returned from an overseas visit to the company’s Eastern European operations, Mr. Luter said that he was very optimistic regarding the future. “The opportunities for expanding our businesses in Europe, particularly Eastern Europe, are tremendous. Our investments in Europe today will be an important element in the growth of Smithfield tomorrow.

“Looking into the next year, it appears that pork export markets will continue their strong demand, which is good for live hog and pork prices. Meanwhile, we expect the U.S. breeding herd to remain steady,” Mr. Luter said. “I continue to be very optimistic about our future.”

Smithfield Foods has delivered a 26 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended May 1, 2005	13 Weeks Ended May 2, 2004	52 Weeks Ended May 1, 2005	53 Weeks Ended May 2, 2004
Sales	$2,923.3	$2,522.0	$11,354.2	$9,267.0
Cost of sales	2,575.4	2,229.4	10,115.8	8,328.1

Gross profit	347.9	292.6	1,238.4	938.9
Selling, general and administrative expenses	180.2	150.2	656.4	570.8
Interest expense	38.8	34.4	135.0	121.3

Income from continuing operations before income taxes	128.9	108.0	447.0	246.8
Income taxes	43.5	36.9	150.8	84.1

Income from continuing operations	85.4	71.1	296.2	162.7
Income from discontinued operations, net of tax (1)	—	51.6	—	64.4

Net income	$85.4	$122.7	$296.2	$227.1

Income per share:
Basic:
Continuing operations	$.77	$.64	$2.66	$1.48
Discontinued operations	—	.47	—	.58

Net income	$.77	$1.11	$2.66	$2.06

Diluted:
Continuing operations	$.76	$.63	$2.64	$1.46
Discontinued operations	—	.46	—	.57

Net income	$.76	$1.09	$2.64	$2.03

Weighted average shares outstanding:
Basic	111.3	110.9	111.2	110.3
Diluted	112.5	112.0	112.3	111.7

(1)	Prior year includes a $49.0 million, net of tax, gain on the sale of Schneider Corporation for the 13 and 53 weeks ended May 2, 2004.

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

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